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                                                                     EXHIBIT 4.8

                             STOCK OPTION AGREEMENT
                            (NON-EMPLOYEE DIRECTORS)
                            ------------------------


                  THIS AGREEMENT, entered into as of the 19th day of September, 1996 by and among NEW HORIZONS WORLDWIDE, INC., a Delaware corporation (the "Company"), and SCOTT R. WILSON (the "Optionee").


                               W I T N E S S E T H
                               -------------------

                  WHEREAS, the Board of Directors of the Company has determined that the Optionee, a member of the Board of Directors of the Company who is not employed by the Company or any subsidiary of the Company (a "Non-Employee Director") should be granted an option to purchase shares of Common Stock of the Company, $0.01 par value per share (the "Common Stock"), upon the terms and subject to the conditions of this Agreement; and

                  WHEREAS, the grant of this option is subject to approval by the stockholders of the Company.

                  NOW, THEREFORE, the Company and the Optionee hereby agree with respect to such stock options as follows:

                  1. The Company grants to the Optionee, upon the terms and subject to the conditions hereinafter set forth, the right and option to purchase all or any part of an aggregate of Ten Thousand (10,000) shares of Common Stock (such collective right and option being hereinafter referred to as the "Option") at a price of $8.81 per share.

                  2. The term of the Option shall be for a period of Ten (10) years after the date hereof, and the Option shall expire at 5:00 P.M., Morganville, New Jersey time on the last day of the term of the Option, which date is September 19th, 2006 or, if earlier, on the applicable expiration date provided for in paragraph 4 hereof.

                  3 The Option will not be exercisable until affirmed by the stockholders of the Company. Thereafter, the Optionee shall become entitled to exercise the Option with respect to all Ten Thousand (10,000) shares of Common Stock. To the extent that the Option has become exercisable, as provided above, the Option may thereafter be exercised by the Optionee either as to all or any part of such whole Shares at any time or from time to time prior to expiration of the Option pursuant to paragraph 2 hereof. Except as provided in paragraph 4 hereof, the Option may not be exercised at any time unless the Optionee shall, at the time of exercise, be a Non-Employee Director of the Company.

                  4. If the Optionee ceases to be a Non-Employee Director due to disability, the Option shall terminate on the earlier of the date which is one
(1) year after the date the Board determines Optionee is disabled or the last day of the term of the Option. If the Optionee dies



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while a Non-Employee Director, such person or persons as shall have acquired, by will or by the laws of descent and distribution, the right to exercise the Option (the "Personal Representative") may exercise the Option to the extent of the purchase rights, if any, which had accrued as of the date of the Optionee's death pursuant to paragraph 3 hereof and which have not theretofore been exercised. Such accrued purchase rights shall in any event terminate upon the earlier of the date which is one (1) year after the date of the Optionee's death or the last day of the term of the Option. If the Optionee ceases to be a Non-Employee Director for any reason other than disability or death, the Option shall terminate on the earlier of the date which is ninety (90) days after the date of the cessation of his or her directorship or the last day of the term of the Option. Nothing contained in this Agreement shall confer upon the Optionee any right to continue as a director of the Company.

                  5. In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, share split, share dividend, split-up, share combination, or other change in the corporate structure of the Company affecting the shares of Common Stock, an adjustment shall be made in the number and class of and/or price of shares of Common Stock subject to this Option, as may be determined to be appropriate and equitable by the Board, in its sole discretion, to prevent dilution or enlargement of rights; and provided that the number of shares of Common Stock attributable to any Option shall always be a whole number. The determination of the Board of Directors of the Company as to any such adjustment shall be conclusive and binding upon the Optionee and upon the Personal Representative.

                  6. The Option may be exercised by delivery to the Secretary of the Company at its executive offices, 500 Campus Drive, Morganville, New Jersey 07751, of a completed Notice of Exercise of Option (obtainable from the Secretary of the Company) setting forth the number of whole shares of Stock with respect to which the Option is being exercised together with payment in full for such shares of Common Stock, unless other arrangements satisfactory to the Company for prompt payment are made.

                  If and to the extent permitted by the Board of Directors of the Company upon request from the Optionee, the purchase price may be paid by means of delivery by the Optionee of certificates for shares of Common Stock then owned by the Optionee, duly endorsed with signature guaranteed and in proper form for transfer to the Company, having an aggregate Fair Market Value (as defined herein) equal to the purchase price (or portion thereof) of the shares of Common Stock for which the Option is being exercised. For purposes of this paragraph 6, "Fair Market Value" means (a) if the shares of Common Stock are listed on a nationally recognized stock exchange or the NASDAQ Stock Market, the closing price of the shares of Common Stock on the date the fair market value of the shares of Common Stock is being determined, or, if no sale has occurred on such date, on the most recent preceding day on which there is a closing price of the shares of Common Stock, or (b) in all other circumstances, the value determined by the Board after obtaining an appraisal by one or more independent appraisers meeting the requirements of regulations issued under
Section 170(a)(1) of the Internal Revenue Code of 1986, as amended.


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                  7. Upon receipt by the Company prior to expiration of the
Option of a duly completed Notice of Exercise of Option accompanied by a certified or cashier's check and/or certificates for Shares, as provided in paragraph 6 hereof, in full payment for the Shares being purchased pursuant to such Notice (and, with respect to any Option exercised pursuant to paragraph 4 hereof by the Personal Representative, accompanied in addition by proof as to the right of the Personal Representative to exercise the Option), the Company shall cause to be mailed or otherwise delivered to the Optionee or the Personal Representative, as the case may be, as soon as practicable, but in any event within thirty (30) days of such receipt, a certificate or certificates for the number of shares of Common Stock so purchased. Notwithstanding the foregoing, the delivery of such certificates is hereby expressly conditioned upon obtaining an investment representation from the Optionee or the Personal Representative in such form as the Company, in its sole discretion, shall determine to be adequate. The Optionee or the Personal Representative shall not have any of the rights of a stockholder with respect to the shares of Common Stock covered by the Option unless and until one or more certificates representing such shares of Common Stock shall be issued to the Optionee or the Personal Representative.

                  8. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and the heirs, estate and Personal Representative of the Optionee. The Option may be exercised during the lifetime of the Optionee only by the Optionee, except as otherwise set forth herein.

                  9. All obligations of the Company with respect to this Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

                  10. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

                  The granting of the Option and the issuance of shares of Common Stock under this Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. Transactions under this Agreement are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Securities Exchange Act of 1934, as amended. To the extent any provision of this Agreement fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board of Directors of the Company.

                  To the extent not preempted by Federal law, this Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

                  The Option granted under this Agreement shall, for purposes of the Federal income tax, be nonqualified stock options.


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                  IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its undersigned officer thereunto duly authorized, and the Optionee has hereunto set his hand, all as of the day and year first above written.




                                              NEW HORIZONS WORLDWIDE, INC.


                                              By: /s/ Curtis Lee Smith, Jr.
                                                 ---------------------------
                                                 Curtis Lee Smith, Jr.
                                                 Chairman of the Board and
                                                 Chief Executive Officer




                                              OPTIONEE:

                                              /s/ Scott R. Wilson
                                              ------------------------------
                                              SCOTT R. WILSON



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